UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
September 26, 2008 (September 25, 2008)

BLACKROCK, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33099	32-0174431
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	40 East 52nd Street, New York, New York	10022
	(Address of principal executive offices)	(Zip Code)

	Registrant's telephone number, including area code:	(212) 810-5300

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into Material Definitive Agreement

On September 25, 2008, BlackRock, Inc. ("BlackRock") entered into a consent and waiver (the "Consent") with Merrill Lynch & Co., Inc. ("Merrill Lynch") under the Amended and Restated Stockholder Agreement (the "Stockholder Agreement"), dated as of July 16, 2008, between Merrill Lynch and BlackRock. The Consent was granted in connection with the Federal Reserve Bank of New York's (the "Federal Reserve") recent expansion of eligible collateral under the Primary Dealer Credit Facility Program.

In the Consent, BlackRock consented to Merrill Lynch entering into one or more repurchase agreements (each, a "Repurchase Agreement") with the Federal Reserve for all or a part of the shares of BlackRock common stock (collectively, the "BlackRock Securities") owned by Merrill Lynch. The Consent does not modify any of Merrill Lynch's economic or voting interests in BlackRock or its other obligations under the Stockholder Agreement. Upon termination of a Repurchase Agreement, Merrill Lynch will continue to have all rights and obligations regarding the BlackRock Securities under the Stockholder Agreement. The Consent expires upon, and any Repurchase Agreements must be terminated no later than, consummation of Merrill Lynch’s proposed merger with Bank of America.  If Merrill Lynch does not meet its obligations under a Repurchase Agreement, neither the Federal Reserve nor any subsequent owner of the BlackRock Securities will be subject to any of the terms or provisions of the Stockholder Agreement.  In that case, Merrill Lynch will remain subject to all applicable terms of the Stockholder Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BlackRock, Inc.
(Registrant)

Date: September 26, 2008	By:	/s/ Daniel R. Waltcher
Daniel R. Waltcher
Managi ng Director and Deputy General Counsel